Exhibit 99.1
InSite Vision Reports Second Quarter 2005 Financial Results;
Conference Call to Begin at 9:15 a.m. ET Today
ALAMEDA, Calif.---August 15, 2005 -- InSite Vision Incorporated (AMEX: ISV) an ophthalmic therapeutics, diagnostics and drug-delivery company today reported financial results for the three and six months ended June 30, 2005.
Net loss for the 2005 second quarter was $4.2 million, or $0.06 per share, compared with a net loss of $1.5 million, or $0.04 per share, for the 2004 second quarter. For the six months ended June 30, 2005, the Company reported a net loss of $7.7 million, or $0.11 per share, compared with net income of $0.9 million, or $0.03 per share, for the six months ended June, 30, 2004.
Research and development (R&D) expenses for the second quarter of 2005 were $3.1 million, compared with $1.4 million for the second quarter of 2004. The increase in R&D expenses reflects costs associated with the AzaSite™ Phase 3 clinical trials. R&D expenses for the six months ended June 30, 2005 increased to $5.6 million, compared with $2.4 million for the first six months ended June 30, 2004, also reflecting costs associated with the AzaSite Phase 3 clinical trials.
Selling, general and administrative (SG&A) expenses decreased to $1.1 million in the second quarter of 2005 from $1.2 million in the second quarter of 2004. SG&A expenses for the six months ended June 30, 2005 were $2.1 million, compared with $1.8 million for the six months ended June 30, 2004.
InSite Vision had cash and cash equivalents of $6.7 million at June 30, 2005, compared with cash and cash equivalents of $5.4 million at December 31, 2004. The cash increase reflects the completion of an equity financing announced on May 26, 2005 that raised $9.0 million of gross proceeds.
"We continue to make excellent progress with our lead product, AzaSite which is in Phase 3 trials. This puts us on track to file a New Drug Application (NDA) for AzaSite with the U. S. Food and Drug Administration (FDA) in early 2006, said S. Kumar Chandrasekaran, Ph.D., chief executive officer of InSite Vision. Most importantly we intend to expand AzaSite’s ‘technology platform’ to include additional product candidates and indications for the worldwide market.”
Recent Company Developments
On May 18th, the Company announced that it had signed a long-term commercial agreement with a major global supplier of anti-infective drugs for the supply of azithromycin, the active drug in the Company's AzaSite ocular anti-infective product. This supply agreement is expected to support the commercial launch of InSite Vision's AzaSite ophthalmic product and also to support into the next decade the azithromycin supply and quality for use in AzaSite. Azithromycin from this source is currently being used in the Company's Phase 3 AzaSite trials. Azithromycin is a widely utilized, broad-spectrum antibiotic that is not currently used in ophthalmology. InSite Vision is continuing enrollment in its two pivotal Phase 3 trials with AzaSite for the treatment of bacterial conjunctivitis.

On May 26th, the Company announced it had completed a $9.0 million private financing of common stock and warrants for common stock. The terms of the financing provided for the sale of approximately 16.4 million newly issued shares of common stock at $0.55 per share, and the issuance of warrants to purchase approximately 4.9 million shares of common stock at an exercise price of $0.6325 per share. The warrants have a term of five years and will not be exercisable or transferable for six months. The Company also issued the placement agent warrants to purchase approximately 0.8 million shares of common stock at an exercise price of $0.6325 per share. The Company expects its current cash to fund its operations through approximately the end of October 2005.
On June 8th the Company announced that the European Patent Office had issued a patent assigned to InSite Vision titled "Azalide Antibiotics for the Topical Treatment or Prevention of Ocular Infections". The issued EPO patent covers formulations used to topically treat ocular infections. The formulations utilize DuraSite® and contain azalide antibiotics alone or in combination with other pharmaceutical compounds. InSite Vision incorporates azithromycin, an azalide, in its AzaSite anti-infective formulation and is developing the product for the topical treatment of bacterial conjunctivitis. InSite is also developing AzaSite Plus™, which is a combination of azithromycin with a steroid, to treat inflammation and infection related conditions of the eye.
On June 9th, the Company announced that it had completed an in-vivo keratitis study in rabbits in collaboration with University Researchers. The results indicate that InSite Vision's AzaSite anti-infective (1% azithromycin) is effective in treating bacterial keratitis induced by Pseudomonas aeruginosa, a highly virulent gram-negative bacterium. Upon application of an AzaSite eye drop to the infected eyes, the bacterial count was reduced by over three orders of magnitude. The results in this animal model were comparable to the results reported at the 2005 ARVO meeting with a fourth generation fluoroquinolone and other products currently on the market in a similar animal model. Additionally, a recently completed time-kill study also suggests that the AzaSite formulation will sterilize the ocular surface, thus minimizing the chance of bacterial contamination during ocular procedures. The AzaSite formulation within one hour of application eradicated a large variety of virulent gram-positive and gram-negative bacteria. The gram-negative bacteria tested included Pseudomonas aeruginosa and Serratia marsescens, two highly virulent pathogens.
On June 22nd the Company announced that a pre-NDA meeting with representatives of the FDA had been held on June 21st. The purpose of the meeting was to discuss sections of the proposed NDA submission for AzaSite. The meeting, a part of the normal regulatory review process, constituted additional progress in InSite Vision’s efforts to gain regulatory approval for AzaSite. During the meeting with the FDA, InSite Vision reviewed formatting of the pre-clinical and chemistry, manufacturing and controls (CMC) sections, preclinical data inclusion, and data inclusion for product dating which comprises more than half of the submission. Pending successful completion of and satisfactory results from current ongoing Phase 3 clinical trials and the subsequent filing of the full NDA and approval from the FDA, the Company expects to commercially launch AzaSite in the U.S.

Conference Call
Kumar Chandrasekaran, Ph.D., Chief Executive Officer, and Sandra Heine, Vice President, Finance and Administration, will host a financial community conference call beginning at 9:15 a.m. Eastern Time today to discuss these results and answer questions.
Individuals interested in listening to the conference call may do so by dialing (800) 361-0912 for domestic callers or (913) 981-5559 for international callers. A telephone replay will be available for 48 hours following the conclusion of the call by dialing (719) 457-0820 for domestic callers or (888) 203-1112 for international callers. All callers will have to enter the Replay Passcode: 5424034.
The live conference call will also be available via the Internet on the investor relations section of the Company's Web site at www.insitevision.com, and a recording of the call will be available for 90 days following the completion of the call. A copy of this press release will be filed as a Current Report on Form 8-K and posted on the Company’s Web site prior to the call.
About InSite Vision
InSite Vision is an ophthalmic company focused on ocular infections, glaucoma and retinal diseases.  The Company's lead product is AzaSite, which targets infections of the eye.  AzaSite contains the drug azithromycin, a broad-spectrum antibiotic formulated with DuraSite, InSite Vision's patented drug-delivery vehicle, which offers the benefit of a low-dosing regimen, attractive to both the eye-care patient and physician.  Pending the results of Phase 3 clinical testing currently underway and filing and approval of a NDA with the FDA, the Company currently expects to commercially launch AzaSite in the United States, while seeking to expand this "technology platform" to include additional product candidates and indications for the worldwide market.
In the glaucoma area, the Company has continued to focus genomic research on the TIGR gene, among other genes in its genomic portfolio. A portion of this research has been incorporated into the Company's commercially available OcuGene® glaucoma genetic test for disease management, which is a prognostic tool designed to detect a genetic marker (mt-1) in the promoter region of the glaucoma-related TIGR gene.
Additional information can be found at the Company’s website, www.insitevision.com.

This news release contains, among other things, certain statements of a forward-looking nature relating to future events or the future business performance of InSite Vision, such as the timing of initiation and completion of current and future clinical trials, the success thereof, the potential benefits and commercialization of AzaSite, and the timing and success thereof. Such statements entail a number of risks and uncertainties, including but not limited to: InSite Vision’s ability to enroll and complete future clinical trials for AzaSite; the results of InSite Vision’s clinical trials, particularly for AzaSite; InSite Vision’s ability to commence, complete and file an NDA with the U.S. FDA for AzaSite and its other product candidates, and receive approval from the FDA for the commercialization of AzaSite and its other product candidates; InSite Vision’s ability to launch AzaSite and the timing of such a launch; InSite Vision’s ability to expand its technology platform to include additional indications and patent options; InSite Vision’s ability to obtain additional financing when needed; the effects of its expense control activities on its operations and product development; its ability to obtain regulatory approval and market acceptance of its products and product candidates, including its OcuGene glaucoma genetic test. AzaSite, ISV- 205 and ISV-014; InSite Vision’s ability to maintain and develop additional collaborations and commercial agreements with corporate partners, including those with respect to AzaSite and ISV-205; its reliance on third parties for the development, marketing and sale of its products; the initiation and results of preclinical and clinical studies; its ability to adequately protect its intellectual property and to be free to operate with regard to the intellectual property of others; and determinations by the FDA, including those with respect to OcuGene, AzaSite and ISV-205. Reference is made to the discussion of risk factors detailed in InSite Vision's filings with the Securities and Exchange Commission, including its annual report on Form 10-K, as amended, and its quarterly reports on Form 10-Q. Any projections in this press release and/or conference call are based on the limited information currently available to InSite Vision, which is subject to change. Although any such projections and the factors influencing them will likely change, InSite Vision undertakes no obligation to update the information. Such information speaks only as of the date of its release. Actual events or results could differ materially and one should not assume that the information provided in this release and/or conference call is still valid at any later date.
Note to Editors: OcuGene® is written with a "small cap" G; if doing so is not possible, please use an upper case G. InSite Vision Incorporated, InSite Vision, DuraSite® and OcuGene® are trademarks of InSite Vision Incorporated. Other trademarks that may be mentioned in this release are the intellectual property of their respective owners.
[Tables to follow]

InSite Vision Incorporated

Condensed Consolidated Statements of Operations
For the Three and Six Months Ended June 30, 2005 and 2004
(in thousands, except per share amounts; unaudited)

	Three months ended June 30,		Six months ended June 30,
	2005	2004	2005	2004

Revenues, net	$1	$118	$2	$492
Cost of Goods	3	3	8	8
Operating expenses:
Research and development	3,131	1,445	5,559	2,351
Selling, general and administrative	1,083	1,249	2,086	1,805
Total	4,214	2,694	7,645	4,156
Loss from operations	(4,216)	(2,579)	(7,651)	(3,672)
Gain on sale of assets	-	1,154	-	4,616
Interest (expense) and other income, net	(1)	(35)	(4)	(43)
Net income (loss) applicable to common stockholders	$(4,217)	$(1,460)	$(7,655)	$901

Net income (loss) per share applicable to common stockholders:
Basic	$(0.06)	$(0.04)	$(0.11)	$0.03
Diluted	$(0.06)	$(0.04)	$(0.11)	$0.02
Shares used to calculate net income (loss) per share:
Basic	70,699	40,450	66,596	35,651
Diluted	70,699	40,450	66,596	36,176

Condensed Consolidated Balance Sheets
At June 30, 2005 and December 31, 2004
(in thousands; unaudited)

	June 30,	December 31,
	2005	2004
Assets:
Cash and cash equivalents	$6,683	$5,351
Prepaid expenses and other current assets	136	259
Property and equipment, net	127	86
Total assets	$6,946	$5,696

Liabilities and Stockholders' equity:
Current liabilities	$2,976	$2,095
Stockholders' equity	3,970	3,601
Total liabilities and stockholders' equity	$6,946	$5,696

CONTACTS

Company Contacts:
InSite Vision Incorporated
S. Kumar Chandrasekaran or Sandra Heine, 510-865-8800
www.insitevision.com
Investor Contacts:
Friedland Corporate Investor Services LLC.
Jeffrey Friedland, Rebecca Hunt or Jesse Blum, 866-356-0651
www.friedlandcorporateinvestorservices.com